UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2005

Trinity Learning Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Utah	0-8924	73-0981865
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1831 Second Street, Berkeley, California		94710
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(510) 540-9300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Effective April 1, 2005, Trinity Learning Corporation (the "Company")entered into and closed an asset purchase agreement (the "Asset Purchase Agreement") with PRIMEDIA Inc. and two PRIMEDIA affiliates (collectively,"PRIMEDIA"), whereby PRIMEDIA sold to the Company certain assets related to its PRIMEDIA's Workplace Learning division ("PWPL"). The assets comprised those relating to PWPL's Healthcare Group, Government Services Group, Industrial Services Group, Shared Services Group, and all other assets of PWPL, including all of the assets of PRIMEDIA Digital Video Holdings LLC, excluding only those assets primarily related to the operations of PWPL's Financial Services Group and/or PWPL's Interactive Medical Network business (such assets referred to collectively hereinafter as the "Business"). These assets are comprised of content libraries, trademarks, brands, intellectual property, databases, and physical assets. Included in the sale are certain video production and distribution capabilities used to deliver integrated learning solutions to professionals in the homeland security, healthcare, industrial, fire & emergency, government, law enforcement and private security markets currently served by PWPL.

In consideration for the Business, the Company assumed certain liabilities of PRIMEDIA relating to the Business (the "Assumed Liabilities") in an aggregate amount estimated at the time of closing to be between $28 and $30 million. Based upon management's review of historical financial data with respect to the Business, the Company estimates that revenues generated by the Business during the Company's final fiscal quarter in fiscal 2005 will be approximately $7.0 million. Additional financial information pertaining to the Business, including pro forma financial statements incorporating historical financial results of the Business, will be filed by way of amendment to this Current Report on Form 8-K.

The purchase price for the Business is subject to a working capital adjustment whereby the purchase price for the assets will be either reduced or increased on a dollar-for-dollar basis to the extent that certain elements of the working capital deficit of the Business as of April 1, 2005 is determined within 90 days of such date to be either, respectively, less than or greater than $4,000,000. Any such working capital adjustment shall be satisfied by a cash payment by the responsible party, all pursuant to the terms of the Asset Purchase Agreement. A copy of the Asset Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The summary of the transactions contemplated by the Asset Purchase Agreement set forth above is qualified in its entirety by reference to such exhibit.

In connection with the transactions contemplated by the Purchase Agreement, SBI USA LCC, a California limited liability company ("SBI"), agreed to guarantee the performance by the Company of certain leases comprising part of the Assumed Liabilities. In consideration for such guarantee (the "Guarantee"), the Company entered into an agreement with SBI dated April 1, 2005 (the "SBI Agreement")pursuant to which the Company agreed, among other things, to issue to SBI an aggregate of 4,000,000 shares of the Company's common stock (which stock will carry piggyback registration rights) (the "SBI Shares"), to reimburse SBI for any expenses incurred by it in connection with the granting of the Guarantee, to grant SBI the right to appoint an observer to the Company's Board of Directors, to compensate such observer at the rate of $15,000 per month, plus expenses, and to indemnify SBI for any liabilities that might accrue to it pursuant to the Guarantee. A copy of the SBI Agreement, along with Annex A thereto, is attached hereto as Exhibit 10.2. The foregoing summary of the transactions contemplated by the SBI Agreement is qualified in its entirety by reference to such exhibit.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective April 1, 2005, the Company completed the acquisition of assets from PRIMEDIA as described above under Item 1.01.

Item 3.02. Unregistered Sales of Equity Securities.

As disclosed under Item 1.01 above, on April 1, 2005, the Company entered into the SBI Agreement pursuant to which the Company agreed to issue the SBI Shares. The issuance of this stock by the Company will be made in reliance on Section 4(2) of the Securities Act of 1933 as a transaction not involving any public offering. No advertising or general solicitation was or will be employed in offering the securities, the offerings and sales will be made to one entity, and the Company will restrict the transfer of the securities in accordance with the requirements of the Securities Act of 1933. SBI will represent its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to the stock certificates representing the SBI Shares.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements

The financial statements of the business acquisition described above in Item 2.01 will be filed by amendment to this Form 8-K/A no later than June 17, 2005.

(b) Pro Forma Financial Information

The pro forma financial information relating to the business acquisition described above in Item 2.01 will be furnished by amendment to this Form 8-K/A no later than June 17, 2005.

(c) Exhibits

10.1 Asset Purchase Agreement dated April 1, 2005 among the Company, PRIMEDIA Inc., a Delaware corporation, its wholly-owned entity PRIMEDIA Digital Video Holdings LLC, a Delaware limited liability company, and PRIMEDIA Workplace Learning LP, a Delaware limited partnership.

10.2 SBI Agreement dated April 1, 2005 between SBI and the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Learning Corporation

May 12, 2005	By:	/s/ Douglas Cole

Name: Douglas Cole
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement dated April 1, 2005 among the Company, PRIMEDIA Inc., a Delaware corporation, its wholly-owned entity PRIMEDIA Digital Video Holdings LLC, a Delaware limited liability company, and PRIMEDIA Workplace Learning LP, a Delaware limited partnership.
10.2	SBI Agreement dated April 1, 2005 between SBI and the Company.